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                                                                      Exhibit 99


 CHECKFREE HOLDINGS RENAMED CHECKFREE CORPORATION; PRIMARY OPERATING SUBSIDIARY
                      NAMED CHECKFREE SERVICES CORPORATION


ATLANTA, Aug. 2 -- CheckFree Holdings Corporation (Nasdaq) will change its name to "CheckFree Corporation" effective August 3, 2000, the company announced today. The publicly traded entity will be retaking the name by which it had been known from its founding in 1981 until a series of mergers and acquisitions resulted in a reorganization in 1997. The principal operating subsidiary is now named "CheckFree Services Corporation".

About CheckFree

CheckFree (www.checkfree.com) is the leading provider of financial electronic commerce services and products. Founded as an electronic payments processor in 1981, CheckFree launched the first fully integrated electronic billing and payment solution in March of 1997. Today, CheckFree services enable more than
3.3 million consumers to receive and pay bills over the Internet or electronically. The Company has multi-year contracts with more than 121 of the nation's top billers to provide online billing and payment through its network of partnerships with more than 150 consumer service providers (CSPs), including banks, brokerage firms, Internet portals and content sites, and personal financial management (PFM) software. CheckFree's Investment Services division provides a range of investment management services to help more than 255 institutions provide portfolio management and reporting services to their clients. CheckFree clients manage over 820,000 portfolios totaling more than $480 billion in assets. Software and services provided by CheckFree's Compliance and Financial Service division are used to process more than two-thirds of the nation's six billion Automated Clearing House (ACH) payments. In addition, nearly 400 banks and businesses use reconciliation products and services the division provides.

Certain of the Company's statements in this press release are not purely historical, and as such are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management's intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company's business, and other risks and uncertainties detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including Form 10-K/A for the year ended June 30, 1999 (filed July 10, 2000), Form 10-Q/A for the quarter ended March 31, 2000 (filed July 10, 2000), Form S-3 Registration Statement (filed January 14, 2000 and amended on January 26, 2000, April 10, 2000, July 13, 2000 and July 31, 2000), and the Form S-4 Registration Statement (filed July 10, 2000 and amended on July 31, 2000). One or more of these factors have affected, and could in the future affect, the Company's business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.